Exhibit No. 99.1

PRESS
RELEASE

Date:	September 4, 2003
Contact:	Stephen D. Conner
Telephone:	704-731-4205

SEC Issues Last Regulatory Approval Needed
For Piedmont Natural Gas Purchase Of NCNG
And 50% Of EasternNC From Progress Energy

CHARLOTTE, NC - On September 2, 2003 the Securities and Exchange Commission (SEC) approved Piedmont Natural Gas’ (NYSE:PNY) requested exemption under the Public Utility Holding Company Act (PUHCA) in connection with Piedmont’s pending purchase of North Carolina Natural Gas Corporation (NCNG) and 50% of Eastern North Carolina Natural Gas (EasternNC) from Progress Energy, Inc. (NYSE:PGN). The SEC ruling is the final regulatory approval needed in connection with the pending transaction, which is now set to close on September 30, 2003.

In October 2002, Piedmont Natural Gas had announced its plans to purchase NCNG for $417.5 million. NCNG serves approximately 178,000 natural gas customers in eastern and southern North Carolina, including approximately 56,000 customers served by municipalities that are wholesale customers of NCNG. The purchase of NCNG will increase Piedmont’s number of customers served to more than 918,000 in North Carolina, South Carolina and Tennessee. Piedmont is also purchasing Progress Energy’s equity interest in EasternNC for $7.5 million. EasternNC is a joint venture between Progress Energy and Albemarle Pamlico Economic Development Corporation (APEC) to bring natural gas service to 14 counties in eastern North Carolina.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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